SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2
( Amendment No. 1)
Data Domain, Inc.

(Name of Issuer)
Common Stock, $0.001 par value per share

(Title of Class of Securities)
23767P 10 9

(CUSIP Number)
December 31, 2009

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	23767P 10 9

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XI Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		- See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

- See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

- See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 2 of 11 pages

CUSIP No.	23767P 10 9

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XI-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		- See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		- See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		- See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

- See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

- See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 3 of 11 pages

CUSIP No.	23767P 10 9

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XI GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		- See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		- See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		- See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

- See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

- See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 4 of 11 pages

CUSIP No.	23767P 10 9

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). William W. Helman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		- See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		- See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		- See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

- See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

- See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 5 of 11 pages

CUSIP No.	23767P 10 9

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Aneel Bhusri

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		- See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		- See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		- See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

- See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

- See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 6 of 11 pages

CUSIP No. 23767P 10 9

Item 1(a)	Name of Issuer:

Data Domain, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

2300 Central Expressway
Santa Clara, CA 95050

Item 2(a)	Name of Person Filing:

The reporting persons are:

Greylock XI Limited Partnership (“GXILP”).

Greylock XI-A Limited Partnership (“GXIALP”).

Greylock XI GP Limited Partnership (“GXIGPLP”), the General Partner of GXILP and GXIALP.

William W. Helman, a Managing General Partner of GXIGPLP.

Aneel Bhusri, a Managing General Partner of GXIGPLP.

Item 2(b)	Address of Principal Business Office or, if None, Residence:

The address of each of the reporting persons is:

c/o Greylock
2929 Campus Drive
Suite 400
San Mateo, CA 94403

Item 2(c)	Citizenship:

	GXILP	Delaware limited partnership
	GXIALP	Delaware limited partnership
	GXIGPLP	Delaware limited partnership
	Mr. Helman	U.S. citizen
	Mr. Bhusri	U.S. citizen

Item 2(d)	Title of Class of Securities:

This Schedule 13G report relates to the Common Stock, par value $0.001 per share (the “Common Stock”), of Data Domain, Inc.

Item 2(e)	CUSIP Number:

23767P 10 9

Item 3	Description of Person Filing:

Not applicable.

Page 7 of 11 pages

CUSIP No. 23767P 10 9

Item 4	Ownership:

	(a)	Amount Beneficially Owned:

- See Item 5-

	(b)	Percent of Class:

		GXILP:	See Item 5
		GXIALP:	See Item 5
		GXIGPLP:	See Item 5
		Mr. Helman:	See Item 5
		Mr. Bhusri:	See Item 5

	(c)	Number of Shares as to which the Person has:

NUMBER OF SHARES
Reporting Person	(i)	(ii)	(iii)	(iv)

GXILP	See Item 5	See Item 5	See Item 5	See Item 5
GXIALP	See Item 5	See Item 5	See Item 5	See Item 5
GXIGPLP	See Item 5	See Item 5	See Item 5	See Item 5
William. W. Helman	See Item 5	See Item 5	See Item 5	See Item 5
Aneel Bhusri	See Item 5	See Item 5	See Item 5	See Item 5

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).

Page 8 of 11 pages

CUSIP No. 23767P 10 9

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

Not applicable.

This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 9 of 11 pages

CUSIP No. 23767P 10 9
SIGNATURE
     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.
DATED: February 1, 2010

GREYLOCK XI GP LIMITED PARTNERSHIP

By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI LIMITED PARTNERSHIP By: Greylock XI GP Limited Partnership General Partner

By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI-A LIMITED PARTNERSHIP By: Greylock XI GP Limited Partnership General Partner

By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

/s/ William W. Helman
William W. Helman

/s/ Aneel Bhusri
Aneel Bhusri

Page 10 of 11 pages

CUSIP No. 23767P 10 9
Exhibit I
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Data Domain, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
     EXECUTED as of this 1st day of February, 2010.

GREYLOCK XI GP LIMITED PARTNERSHIP
By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI LIMITED PARTNERSHIP
By:	Greylock XI GP Limited Partnership
General Partner

By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI-A LIMITED PARTNERSHIP
By:	Greylock XI GP Limited Partnership
General Partner

By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

/s/ William W. Helman
William W. Helman

/s/ Aneel Bhusri
Aneel Bhusri

Page 11 of 11 pages